Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Lisa K. Klinger
Senior Vice President - Finance
and Treasurer
(972) 409-1528

klingerl@michaels.com

Michaels Stores, Inc. Reports First Quarter Earnings

IRVING, Texas — May 31, 2007 — Michaels Stores, Inc. today reported unaudited financial results for the first quarter of fiscal 2007 ended May 5, 2007.  Total sales for the first quarter were $844 million, a 1.4% increase over fiscal 2006 first quarter sales of $832 million. Same-store sales for the comparable 13-week period decreased 0.5% on a 3.5% increase in average ticket, a 4.2% decrease in transactions, and a 0.2% increase in custom framing deliveries.  A decline in domestic sales of fashion yarn products adversely impacted the first quarter same-store sales by approximately 0.8%.

The Company’s gross margin rate in the first quarter increased 50 basis points from 38.3% in fiscal 2006 to 38.8% in fiscal 2007. Expansion in the gross margin rate was driven by growth in merchandise margins of 150 basis points, partly offset by higher occupancy costs as a percent of sales.  The increase in the Company’s merchandise margin rate was primarily due to a reduction in the depth of its promotional programs and the benefits of its ongoing product sourcing initiative.  Occupancy costs as a percent of sales increased for the quarter primarily due to higher relative maintenance and utility expenses and a deleveraging of rent expense.

Selling, general, and administrative expense in the first quarter increased $18.9 million to $255.9 million, or as a percent of sales, to 30.3% compared to 28.5% in the first quarter of fiscal 2006.  The total dollar increase in selling, general, and administrative expense was primarily due to expansion of the Company’s store base, consulting expense related to strategic initiatives, incremental legal and accounting fees, and market-driven cash compensation costs.

Operating income decreased as a percent of sales, from 9.1% in the first quarter of fiscal 2006 to 7.0% in the first quarter of fiscal 2007.  The decrease was primarily due to the incremental SG&A investment spending and related party expenses, partly offset by the expanded gross margin rate in the quarter.

For the first quarter, net income decreased $74.3 million, primarily due to added interest expense and incremental SG&A and related party expenses, from $51.7 million in fiscal 2006 to a net loss of $22.6 million in fiscal 2007.

The Company presents EBITDA and Adjusted EBITDA to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  EBITDA for the quarter was $92.4 million, or 10.9% of sales versus $107.2 million, or 12.9% of sales in the first quarter of fiscal 2006.  Adjusted EBITDA for the quarter was $111.8 million, or 13.2% of sales versus $122.4 million, or 14.7% of sales in the first quarter of fiscal 2006.  Reconciliations of GAAP measures to non-GAAP EBITDA and Adjusted EBITDA presented herein are included at the end of this press release.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

Balance Sheet and Cash Flow

The Company’s cash balance at the end of the first quarter was $45.1 million, a decrease of $396.7 million compared to last year’s first quarter ending balance of $441.8 million. First quarter debt levels totaled $4.076 billion, down $178 million from the peak post-closing borrowing level of $4.254 billion on November 9, 2006. During the quarter the Company made its $5.9 million amortization payment and, on May 10, 2007, executed an amendment on its Senior Secured Term Loan.  The amendment reduced the Company’s borrowing spread by 50 basis points and eliminated the consolidated secured debt ratio maintenance covenant.

Average inventory per Michaels store, at the end of the first quarter, inclusive of distribution centers, was $892,000 compared to $820,000 and $897,000 as of the end of the first quarter for fiscal 2006 and fiscal 2005, respectively. The increase in average inventory is primarily due to merchandise reset activity, including incremental inventory associated with the Martha Stewart paper crafting line.

Capital spending for the quarter totaled $28.0 million, with $13.5 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $13.8 million for strategic initiatives such as its Centralia, Washington distribution center, a Workforce Management System and other merchandise system enhancements.

During the first quarter, the Company opened 11 new stores, relocated five stores, remodeled 22 stores and closed three stores under the Michaels banner.  It also opened two new Aaron Brothers stores.

Outlook

For the second quarter of fiscal 2007, same-store sales versus the prior year are now expected to increase approximately 1% to 2%, with total sales increasing between 3% and 4%.  Operating income is expected to be approximately $28.0 million versus second quarter fiscal 2006 operating income of approximately $31.5 million, with stronger merchandise margin performance being offset by increased occupancy costs and incremental spending for market-driven cash compensation costs, consulting services, management fees, and ongoing transaction expenses.  Adjusted EBITDA for the second quarter of fiscal 2007 is expected to be $79.7 million versus $83.9 million in the prior year period.

For fiscal 2007, same-store sales are expected to increase approximately 1% to 3%, with total sales increasing between 3% and 5%.  Gross margin is expected to increase by 30 basis points driven primarily by merchandise margin expansion. Adjusted EBITDA for fiscal 2007 is expected to be approximately $621.2 million versus $616.7 million for fiscal 2006, a 53-week year.

The Company will host a conference call at 4:00 p.m. central time today, hosted by President and Chief Financial Officer, Jeffrey Boyer, and President and Chief Operating Officer, Gregory Sandfort.  Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 8403469. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 8403469.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of May 30, 2007, the Company owns and operates 930 Michaels stores in 48 states and Canada, 168 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our substantial leverage, as well as the restrictions and financial exposure associated with the same; our ability to service the interest and principal payments of our debt; restrictions contained in our various debt agreements that limit our flexibility in operating our  business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs and merchandise offerings; decline in consumer subscriptions of newspapers; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our  key vendors or suppliers; lawsuits asserted by our previous stockholders or others challenging the merger transaction; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, “the Adjustments”).  The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.

Reconciliation of non-GAAP data

(in millions)

		Forecast of
	First fiscal	second fiscal	Forecast of	First fiscal	Second fiscal
	quarter ending	quarter ending	fiscal year ending	quarter ending	quarter ending
	May 5, 2007	August 4, 2007	February 2, 2008	April 29, 2006	July 29, 2006	Fiscal 2006

Cash flows from operating activities	$(51.2)	$(60.0)	$192.0	$106.5	$(65.0)	$157.1
Depreciation and amortization	(30.7)	(32.0)	(127.0)	(27.5)	(29.2)	(118.6)
Share-based compensation	(1.5)	(1.6)	(7.1)	(5.6)	(5.3)	(15.3)
Tax benefit from stock options exercised	—			8.2	7.9	12.3
Other	(3.4)	—	4.4	—	(0.1)	(5.4)
Changes in assets and liabilities	64.2	53.1	(27.9)	(29.9)	113.3	11.0
Net (loss) income	(22.6)	(40.5)	34.4	51.7	21.6	41.1
Interest expense	95.4	92.9	369.5	0.2	0.3	104.5
Interest income	(0.2)	—	(0.2)	(3.4)	(3.5)	(9.6)
Income tax provision	(10.9)	(24.5)	23.8	31.4	13.1	68.9
Depreciation and amortization	30.7	32.0	127.0	27.5	29.2	118.6
EBITDA	92.4	59.9	554.6	107.2	60.6	323.5
Adjustments:
Share-based compensation (1)	1.5	1.6	7.1	5.6	5.3	134.4
Strategic alternatives and other legal (2)	5.8	7.6	19.9	3.9	11.3	127.3
Store pre-opening costs (3)	1.5	1.4	6.3	1.4	1.5	5.2
Multi-year initiatives (4)	5.1	3.8	10.8	3.5	4.6	13.5
Other (5)	5.6	5.4	22.6	(1.0)	0.5	12.8

Adjusted EBITDA	$111.8	$79.7	$621.2	$120.8	$83.9	$616.7

EBITDA and Adjusted EBITDA Margin

	First fiscal	First fiscal
	quarter ending	quarter ending
	May 5, 2007	April 29, 2006

Net sales	$844.1	$832.5
EBITDA (6)	$92.4	$107.2

EBITDA margin	10.9%	12.9%

Net sales	$844.1	$832.5
Adjusted EBITDA (6)	$111.8	$120.8

Adjusted EBITDA margin	13.2%	14.5%

Net sales	$844.1	$832.5
Net (loss) income	$(22.6)	$51.7

Net margin	-2.7%	6.2%

(1)   Reflects share-based compensation expense recorded under the provisions of  SFAS No. 123 (R), Share-Based Payment.  Note fiscal 2006 contains share-based compensation expense of about $119.1 million associated with the merger.

(2)   Reflects legal, investment banking and other costs incurred in connection with our strategic alternatives process, and costs associated with the review of our historical stock option practices and responses to governmental inquiries.

(3)   The company opened 11 Michaels and two Aaron Brothers stores during the first quarter of fiscal 2007. We expense all start-up activity costs as incurred,  which primarily include store pre-opening costs.  Rent expense incurred prior to a store opening is recorded in cost of sales and occupancy expense on our consolidated income statement.

(4)   Reflects costs associated with multi-year initiatives.  Costs incurred during the first quarter of fiscal 2007 primarily related to expenses associated with opening the new northwest distribution center and the store standardization/remodel program.  Costs incurred in fiscal 2006 primarily related to the store standardization/remodel program and the Company’s hybrid initiative.  Under the hybrid initiative, the company incurred abnormal costs as a result of consolidation and repositioning of merchandise inventories in our distribution centers.  Under our store standardization/remodel initiative, the company is changing store layouts to enhance the in-store experience. The company remodeled 22 stores in the first quarter of fiscal 2007 and 67 stores in fiscal 2006 under this initiative.

(5)   Reflects other adjustments required in calculating debt covenant compliance.  Positive adjustments to the calculation for the first quarter of fiscal 2007 primarily consist of management fees paid to our Sponsors and closed store expenses.  Positive adjustments for fiscal 2006 consist primarily of management fees paid to our Sponsors, costs we identified as related to our former public company status (partially reduced by costs incurred under our new ownership structure), foreign currency losses arising from the translation of our intercompany debt, and closed store expenses.

(6)   See reconciliation of EBITDA and Adjusted EBITDA to Net (loss) income in preceding tables

Michaels Stores, Inc.

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Quarter Ended
	May 5,	April 29,
	2007	2006
Net sales	$844,133	$832,481
Cost of sales and occupancy expense	516,421	513,245
Gross profit	327,712	319,236
Selling, general, and administrative expense	255,904	237,036
Transaction expenses	5,564	4,700
Related party expenses	5,262	—
Store pre-opening costs	1,548	1,437
Operating income	59,434	76,063
Interest expense	95,352	172
Other (income) and expense, net	(2,446)	(7,162)
(Loss) income before income taxes	(33,472)	83,053
Provision for income taxes	(10,869)	31,352
Net (loss) income	$(22,603)	$51,701

Michaels Stores, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

Subject to reclassification	May 5,	February 3,	April 29,
	2007	2007	2006
ASSETS
Current assets:
Cash and equivalents	$45,056	$30,098	$441,843
Merchandise inventories	878,718	847,529	793,984
Prepaid expenses and other	77,382	54,435	46,397
Deferred income taxes	35,291	35,216	34,548
Income tax receivable	48,861	32,902	—
Total current assets	1,085,308	1,000,180	1,316,772
Property and equipment, at cost	1,139,950	1,122,948	1,046,956
Less accumulated depreciation	(686,605)	(674,275)	(611,495)
	453,345	448,673	435,461
Goodwill	115,839	115,839	115,839
Debt issuance costs, net of accumulated amortization of $8,853 at May 5, 2007 and $4,537 at February 3, 2007	115,877	120,193	—
Other assets	7,523	8,117	23,082
	239,239	244,149	138,921
Total assets	$1,777,892	$1,693,002	$1,891,154

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$237,749	$214,470	$267,154
Accrued liabilities and other	256,563	290,431	226,541
Income taxes payable	—	7,331	15,730
Current portion of long-term debt	345,119	229,765	—
Total current liabilities	839,431	741,997	509,425
Long-term debt	3,731,064	3,728,745	—
Deferred income taxes	16,346	29,139	2,791
Other long-term liabilities	81,320	68,444	89,098
Total long-term liabilities	3,828,730	3,826,328	91,889
	4,668,161	4,568,325	601,314
Commitments and contingencies
Stockholders’ (deficit) equity:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,262,731 shares issued and outstanding at May 5, 2007; 117,973,396 shares issued and outstanding at February 3, 2007;1,026,666,655 shares authorized and 395,534,488 shares issued and 387,419,715 shares outstanding at April 29, 2006	11,826	11,797	39,553
Additional paid-in capital	5,702	—	417,080
Retained (deficit) earnings	(2,917,314)	(2,893,918)	919,134
Accumulated other comprehensive income	9,517	6,798	8,200
Treasury Stock (none at May 5, 2007 and February 3, 2007; 8,114,773 shares at April 29, 2006)	—	—	(94,127)
Total stockholders’ (deficit) equity	(2,890,269)	(2,875,323)	1,289,840
Total liabilities and stockholders’ (deficit) equity	$1,777,892	$1,693,002	$1,891,154

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Quarter Ended
Subject to reclassification	May 5,	April 29,
	2007	2006
Operating activities:
Net (loss) income	$(22,603)	$51,701
Adjustments:
Depreciation and amortization	30,731	27,456
Share-based compensation	1,451	5,568
Tax benefits from stock options exercised	—	(8,203)
Other	3,384	2
Changes in assets and liabilities:
Merchandise inventories	(31,106)	(9,760)
Prepaid expenses and other	(3,179)	(2,689)
Deferred income taxes and other	(13,068)	(3,654)
Accounts payable	13,015	60,874
Accrued liabilities and other	(27,339)	(19,615)
Income taxes payable	(9,513)	3,261
Other long-term liabilities	7,000	1,526
Net cash (used in) provided by operating activities	(51,227)	106,467

Investing activities:
Additions to property and equipment	(28,039)	(38,914)
Net cash used in investing activities	(28,039)	(38,914)

Financing activities:
Borrowings on asset-based revolving credit facility	448,025	—
Payments on asset-based revolving credit facility	(332,671)	—
Repayments on senior secured term loan facility	(5,875)	—
Equity investment of Management	4,280	—
Cash dividends paid to stockholders	—	(26,625)
Repurchase of old Common Stock	—	(66,182)
Proceeds from stock options exercised	—	14,876
Tax benefits from stock options exercised	—	8,203
Proceeds from issuance of old Common Stock and other	—	1,095
Payment of capital leases	(4,141)	—
Change in cash overdraft	(15,394)	(9,526)
Net cash provided by (used in) financing activities	94,224	(78,159)

Net increase (decrease) in cash and equivalents	14,958	(10,606)
Cash and equivalents at beginning of period	30,098	452,449
Cash and equivalents at end of period	$45,056	$441,843

Supplemental Cash Flow Information:
Cash paid for interest	$111,831	$—
Cash paid for income taxes	$12,763	$4,754

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended
	May 5,	April 29,
	2007	2006
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	61.2	61.7
Gross profit	38.8	38.3
Selling, general, and administrative expense	30.3	28.5
Transaction expenses	0.7	0.5
Related party expenses	0.6	—
Store pre-opening costs	0.2	0.2
Operating income	7.0	9.1
Interest expense	11.3	—
Other (income) and expense, net	(0.3)	(0.9)
(Loss) income before income taxes	(4.0)	10.0
Provision for income taxes	(1.3)	3.8
Net (loss) income	(2.7)%	6.2%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended
	May 5,	April 29,
	2007	2006
Michaels stores:
Retail stores open at beginning of period	920	885
Retail stores opened during the period	11	17
Retail stores opened (relocations) during the period	5	3
Retail stores closed during the period	(3)	(3)
Retail stores closed (relocations) during the period	(5)	(3)
Retail stores open at end of period	928	899

Aaron Brothers stores:
Retail stores open at beginning of period	166	166
Retail stores opened during the period	2	—
Retail stores closed during the period	—	(1)
Retail stores open at end of period	168	165

Recollections stores:
Retail stores open at beginning of period	11	11
Retail stores opened during the period	—	—
Retail stores open at end of period	11	11

Star Decorators Wholesale stores:
Wholesale stores open at beginning of period	4	4
Wholesale stores opened during the period	—	—
Wholesale stores open at end of period	4	4

Total store count at end of period	1,111	1,079

Other operating data:
Average inventory per Michaels store (1)	$892	$820
Comparable store sales (decrease) increase (2)	(0.5)%	(3.0)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)             Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Decorators Wholesale stores.

(2)             Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.